EXHIBIT 11



                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                             1996         1997
                                                        ------------------------
Weighted-average number of common shares .............      34,750       34,769
Dilutive effect of outstanding stock options .........           1           14
Dilutive effect of conversion of preferred shares ....          --        4,125
                                                          --------     --------
Weighted-average number of common and common
     equivalent shares outstanding ...................      34,751       38,908
                                                          ========     ========
Net loss .............................................    $   (458)    $ (7,614)
                                                          ========     ========
Net loss per common share ............................    $  (0.01)    $  (0.22)
                                                          ========     ========